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Exhibit 3.i


                   CONSENT OF STOCKHOLDERS IN LIEU OF MEETING

                                       OF

                         DIVERSIFIED GLOBAL HOLDINGS INC



The following is a true copy of the Consent duly adopted by the Corporation at a special meeting, notice to this meeting having been waived, held at the corporate offices at 900 Goddard St, Irvine, Ca, this 2nd day of October, 2008

         WHEREAS Mr. S.J. Kim is the registered owner of 79.8% of the outstanding common shares and holds 79.8% voting power in the company, and further pursuant to the Corporate Bylaws ss.9, and Delaware Code Ann., tit. 8, ss. 228;

         This CONSENT shall act as the Consent of the shareholders of the company and so bind them by the signature of Diversified Global Holdings, Inc., the required Quorum having been reached;

         There has been presented to and considered by this meeting a Motion to Change the Name of the Corporation to WINWHEEL BULLION, INC.

         NOW THEREFORE BE IT RESOLVED that the Majority of Shareholders of the corporation being present, and having considered this matter, have opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED that:

         The name of the Corporation shall be henceforth known as Winwheel Bullion, Inc.

         A copy of this Consent shall be kept with the books and records of the Corporation in our corporate offices and with our Secretary, David E. Price, Esq.


         DATED: October 16th, 2008


/S/ S.J. Kim
---------------------------------
By S.J. Kim, Dir.